Exhibit 1.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger (this “Amendment”) dated as of May 18, 2012 is by and among Affinity Insurance Services, Inc., a Pennsylvania corporation (“Parent”), Atlas Acquisition Corp., an Oklahoma corporation and a direct, wholly-owned subsidiary of Parent (“Sub”), Access Plans, Inc., an Oklahoma corporation (the “Company”), and Mark R. Kidd, an individual and a director of the Company, as representative of the Company Shareholders (in such capacity, “Shareholders’ Representative”).

RECITALS

WHEREAS, Parent, Sub, the Company and Shareholders’ Representative entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 24, 2012, providing for, among other things, the merger of Sub with and into the Company with the Company continuing as the Surviving Corporation;

WHEREAS, the parties desire to amend the Merger Agreement to provide for an extension of the date by which the Closing must occur; and

WHEREAS, Section 7.3 of the Merger Agreement requires all parties to the Merger Agreement to sign any instrument that amends the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties intending to be legally bound hereby agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Merger Agreement.

2. Termination of Merger Agreement. Section 7.1(d)(i) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(i) the Effective Time has not occurred on or prior to June 8, 2012 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the End Date; or”

3. Effect on the Merger Agreement. (a) On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. References in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to February 24, 2012.

(b) Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and the Merger Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois.

5. Headings. The headings in this Amendment are only for convenience and are not to be considered in construing this Amendment.

6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the day and year first above written.

AFFINITY INSURANCE SERVICES, INC.

By:	/S/ KEVIN GARVIN
Name:	Kevin Garvin
Title:	CEO

ATLAS ACQUISITION CORP.

By:	/S/ RAM PADMANABHAN
Name:	Ram Padmanabhan
Title:	President + Secretary

ACCESS PLANS, INC.

By:	/S/ BRADLEY W. DENISON
Name:	Bradley W. Denison
Title:	COO / General Counsel / Secretary

MARK R. KIDD,
in his capacity as Shareholders’ Representative

/s/ MARK R. KIDD

Signature Page to First Amendment to Agreement and Plan of Merger